Exhibit 99.1

DURECT Corporation Announces First Quarter 2020 Financial Results and Update of Programs

Working on Proof-of-Concept Phase 2 Trial in COVID-19 Patients with Acute Liver or Kidney Injury

Live Webcast of Earnings Call Today, May 11th at 4:30 p.m. ET

CUPERTINO, Calif., May 11, 2020/PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) today announced financial results for the three months ended March 31, 2020 and provided a corporate update.

•

Total revenues were $2.8 million and net loss was $9.9 million for the three months ended March 31, 2020 as compared to total revenues of $4.1 million and net loss of $7.1 million for the three months ended March 31, 2019.

•

At March 31, 2020, cash and investments were $52.5 million, compared to cash and investments of $64.8 million at December 31, 2019. Debt at March 31, 2020 was $20.4 million, compared to $20.3 million at December 31, 2019.

“We are pleased to be working with the FDA on the design of a double-blind, multi-center, placebo-controlled clinical study to evaluate the safety and efficacy of DUR-928 in COVID-19 patients with acute liver or kidney injury,” stated James E. Brown, D.V.M., President and CEO of DURECT. “The first quarter was largely about adjusting to the challenges posed by the COVID-19 pandemic and planning our next clinical study of DUR-928 in alcoholic hepatitis, while continuing to make progress on our other key programs. In addition to initiating discussions with the FDA regarding the potential use of DUR-928 in COVID-19 patients, we were fortunate during Q1 to be able to complete enrollment in our NASH trial and respond to several information requests from the FDA as they continue their review of our New Drug Application (NDA) for POSIMIR.”

Update on Selected Programs:

Epigenetic Regulator Program. DUR-928, the lead product candidate in the Company’s Epigenetic Regulator Program, is an endogenous, orally bioavailable, first-in-class small molecule, which may have broad applicability in acute organ injuries such as alcoholic hepatitis (AH) and COVID-19 patients with acute liver or kidney injury as well as in chronic liver diseases such as non-alcoholic steatohepatitis (NASH).

Clinical Trials

COVID-19

We are working with the FDA on the design of a double-blind, placebo-controlled, multi-center, proof-of-concept Phase 2 study to evaluate the safety and efficacy of DUR-928 in approximately 80 COVID-19 patients with acute liver or kidney injury.

•

Coronavirus disease 2019 (COVID-19) is an infectious disease caused by severe acute respiratory syndrome coronavirus (SARS-COV-2). The rapid spread of the disease has resulted in a pandemic with more than 4 million confirmed cases and over 280,000 deaths worldwide, over 79,000 of which have occurred in the United States as of this writing. While most cases result in mild symptoms, including fever, cough and shortness of breath, some progress into severe pneumonia and multi-organ failure, potentially as a result of severe immune overreaction (a cytokine storm), or as a result of ischemic injury, or other complications. Several studies reported that up to half of hospitalized patients with COVID-19 had elevated liver enzyme levels that signal liver injury and more than a third of hospitalized patients had kidney damage.

•	The reasons for potentially testing DUR-928 in this patient population include:
o

DUR-928 has demonstrated, both in vitro and in vivo, its ability to stabilize mitochondria, modulate inflammatory responses, and promote cell survival and tissue regeneration, which may render it to be effective in preventing or treating acute organ injury.

o

Patients with severe COVID-19 can develop multi-organ injury, including acute kidney, liver and/or cardiac injury, in addition to lung injury and acute respiratory distress syndrome (ARDS). Therefore, one could potentially save lives of those hospitalized patients with COVID-19 if one could prevent or treat acute organ injury by alleviating acute cell injury, regulating inflammation, promoting cell survival, and stimulating tissue regeneration.

o

Acute liver or kidney injury is a risk factor for poor outcomes in COVID-19 patients.  These patients are being excluded from many ongoing anti-viral COVID-19 trials and are in great need of a new therapy.

o

Most relevant to COVID-19 patients with acute liver or kidney injury are results from the recently completed Phase 2a study in AH patients (see below).  All 19 patients dosed with DUR-928 survived the 28-day study, while the historical 28-day mortality rate in AH patients is  26% on average.

o

To date, DUR-928 has been dosed in more than 280 subjects, both healthy volunteers and patients, in multiple Phase 1 and 2 studies and has been well tolerated. No serious adverse events have been associated with the drug.

Alcoholic Hepatitis (AH)

•

During 2019, we completed a Phase 2a clinical trial of DUR-928 in patients with AH. All 19 patients treated with DUR-928 in the AH trial survived the 28-day follow-up period and there were no drug-related serious adverse events. The study results were presented as a late-breaking oral presentation at The Liver Meeting® 2019 by Dr. Tarek Hassanein, one of the trial’s principal investigators. In a separate poster presentation, Dr. Craig McClain presented additional comparative data from the Phase 2a clinical trial of DUR-928 and a control group of severe AH patients treated with corticosteroids in a contemporaneous AH trial conducted at University of Louisville.  Additionally, the DUR-928 results were selected for inclusion in the “Best of The Liver Meeting” summary slide deck in the Alcohol-related Liver Disease category. Inclusion in this slide deck is considered a singular honor and indicates the high level with which the AASLD review committee regarded this study.

•

AH is an acute form of alcoholic liver disease (ALD) associated with long-term heavy intake of alcohol, and often occurs after a recent period of increased alcohol consumption. AH is typically characterized by recent onset jaundice and hepatic failure. An analysis of 77 studies published between 1971 and 2016, which included data from a total of 8,184 patients, showed the overall mortality from AH was 26% at 28 days. According to the most recent data provided by the Agency for Healthcare Research and Quality (AHRQ), a part of the US Department of Health and Human Services (HHS), there were over 117,000 hospitalizations for patients with AH in 2016. From a recent publication analyzing the mortality and costs associated with AH, the cost per patient is estimated at over $50,000 in the first year. ALD is one of the leading causes of liver transplants in the U.S., costing over $800,000 per patient.

•

We are working with the FDA and our advisors to finalize the design of a multi-center, international, randomized, double blind, placebo-controlled Phase 2b clinical trial of DUR-928 in severe AH patients. Patients in the trial will be randomized to receive 30 mg of DUR-928, 90 mg of DUR-928  or placebo. The primary goal of the trial will be to demonstrate a superior survival rate for patients treated with DUR-928 compared to those treated with placebo. Further details of the trial design, including the size of the trial and details on the endpoints will be provided at a future date. Due to the COVID-19 pandemic, we are updating our guidance for initiation of this trial and now expect the trial to begin enrolling patients in the second half of 2020.

Non-Alcoholic Steatohepatitis (NASH)

•

We have completed enrollment in the ongoing NASH trial. 62 patients have completed dosing and their final visits. Clinical data from the last few patients are being collected, while only a few were unable to complete final visits due to COVID-19 related office closings and travel restrictions. The Company remains on track to announce top-line study results mid-year.

•

The trial is a Phase 1b randomized and open-label clinical study conducted in the U.S. to evaluate safety, pharmacokinetics and signals of biological activity (including clinical chemistry and biomarkers as well as liver fat content and liver stiffness by imaging) of DUR-928 in NASH patients with stage 1-3 fibrosis. DUR-928 (at doses of 50 mg QD, 150 mg QD or 300 mg BID) is administered orally for 28 consecutive days and patients are followed up for an additional 28 days.

•

Non-alcoholic fatty liver disease (NAFLD) is the most common form of chronic liver disease in both children and adults. It is estimated that NAFLD affects approximately 30% to 40% of adults and 10% of children in the United States. NASH, a more severe and progressive form of NAFLD, is one of the most common chronic liver diseases worldwide, with an estimated prevalence of 3-5% globally. No drug is currently approved for NAFLD or NASH.

POSIMIR® (bupivacaine extended-release solution) Post-Operative Pain Relief Depot. POSIMIR is the Company’s investigational post-operative pain relief depot that uses the Company’s patented SABER technology and is designed to deliver bupivacaine to provide up to 3 days of pain relief after surgery.

•	Since the Anesthetic and Analgesic Drug Products Advisory Committee (AADPAC) meeting on January 16, 2020, we have continued to interact with the FDA as they continue their review of the POSIMIR NDA.
•

The efforts to evaluate the program, develop a strategy for filing the response to the Complete Response Letter (CRL), and preparing the response, have been under the direction of Dr. Lee Simon, who was formerly the FDA’s Division Director of Analgesic, Anti-inflammatory and Ophthalmologic Drug Products. Dr. Simon also led our preparation efforts for the Advisory Committee meeting.

•	POSIMIR has not been approved by the FDA for marketing in the U.S. or elsewhere for any indication and there can be no assurance that the FDA will approve the submission described above.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss first quarter 2020 results and provide a corporate update:

Monday May 11th @ 4:30pm Eastern Time / 1:30 p.m. Pacific Time

Toll Free:877-407-0784

International:201-689-8560

Conference ID:13703442

Webcast:http://public.viavid.com/index.php?id=139763

A live audio webcast of the presentation will also be available by accessing DURECT’s homepage at www.durect.com and clicking “Investors.” If you are unable to participate during the live webcast, the call will be archived on DURECT’s website under “Event Calendar” in the “Investors” section.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. DURECT’s lead candidate, DUR-928, has demonstrated the ability to regulate the expression of genes involved in lipid metabolism, inflammatory responses and cell survival. This drug candidate is currently in Phase 2 development for the treatment of alcoholic hepatitis (AH), and Phase 1 development for the treatment of nonalcoholic steatohepatitis (NASH). We are also working with the FDA on the design of a proof-of-concept Phase 2 trial of DUR-928 in COVID-19 patients with acute liver or kidney injury. DURECT’s proprietary drug delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs. A key product candidate in this category is POSIMIR® (bupivacaine extended-release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to three days of continuous pain relief after surgery. DURECT has also entered into an agreement with Gilead Sciences to develop and commercialize a long-acting injectable HIV investigational product using DURECT’s SABER® technology. For more information about DURECT, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding clinical development and plans for DUR-928, including plans to conduct a Phase 2 clinical trial of DUR-928 in COVID-19 patients, announce top-line data from the Phase 1b NASH trial by mid-

year, and initiate a Phase 2b trial of DUR-928 in AH in the second half of 2020, potential regulatory approval of POSIMIR, and the potential benefits and uses of our drug candidates, including the potential use of DUR-928 to treat acute organ injuries such as AH and COVID-19 patients with acute liver or kidney injury as well as chronic liver diseases such as NASH, are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that future clinical trials of DUR-928 are not started when anticipated, take longer to conduct than anticipated, do not generate similar positive results as generated in earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of DUR-928 in a statistically significant manner, the risk that the FDA will not approve POSIMIR, the risk of disruptions to our business operations resulting from the COVID-19 pandemic, the risk that additional time and resources may be required for development, testing and regulatory approval of DUR-928 or POSIMIR, potential adverse effects arising from the testing or use of our drug candidates, our potential failure to successfully re-formulate the investigational long-acting injectable HIV product under development with Gilead, our potential failure to maintain our collaborative agreements with third parties or consummate new collaborations and risks related to our ability to obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-Q filed on May 11, 2020 under the heading “Risk Factors.”

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation.  Other referenced trademarks belong to their respective owners.  DUR-928 and POSIMIR are investigational drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

DURECT CORPORATION

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31
	2020	2019
Collaborative research and development and other revenue	$(30)	$1,500
Product revenue, net	2,805	2,631
Total revenues	2,775	4,131
Operating expenses:
Cost of product revenues	1,232	1,136
Research and development	7,717	6,251
Selling, general and administrative	3,440	3,454
Total operating expenses	12,389	10,841
Loss from operations	(9,614)	(6,710)
Other income (expense):
Interest and other income	258	209
Interest expense	(592)	(629)
Net other expense	(334)	(420)
Net loss	$(9,948)	$(7,130)
Net loss per share
Basic	$(0.05)	$(0.04)
Diluted	$(0.05)	$(0.04)
Weighted-average shares used in computing loss per share
Basic	195,745	162,091
Diluted	195,745	162,091
Total comprehensive loss	$(9,963)	$(7,134)

DURECT CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	As of	As of
	March 31, 2020	December 31, 2019 (1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,577	$34,924
Short-term investments	19,803	29,750
Accounts receivable	1,707	2,313
Inventories	3,310	3,383
Prepaid expenses and other current assets	3,626	1,459
Total current assets	61,023	71,829
Property and equipment, net	543	469
Operating lease right-of-use assets	5,725	6,066
Goodwill	6,399	6,399
Long-term restricted Investments	150	150
Other long-term assets	283	1,107
Total assets	$74,123	$86,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,080	$2,109
Accrued liabilities	3,457	6,284
Contract research liability	3,116	3,653
Deferred revenue, current portion	13,041	22,679
Operatinglease liabilities, current portion	2,058	2,043
Total current liabilities	23,752	36,768
Deferred revenue, noncurrent portion	10,915	812
Operating lease liabilities, non-current portion	4,182	4,517
Term loan, noncurrent portion, net	20,400	20,262
Other long-term liabilities	800	801
Stockholders’ equity	14,074	22,860
Total liabilities and stockholders’ equity	$74,123	$86,020

(1)	Derived from audited financial statements.

SOURCE:DURECT Corporation

Corporate Contact

Mike Arenberg

DURECT

Chief Financial Officer

+1-408-346-1052

mike.arenberg@durect.com

Media Contact

Alison Chen
LifeSci Communications
+1-646-876-4932
achen@lifescicomms.com